Exhibit 99.1

For Immediate Release

Contact:	Mark Collin
Phone: 603-773-6612
Fax: 603-773-6700

Unitil Shareholders Authorize Additional Shares For Pending Acquisition

Hampton, NH (September 10, 2008): Unitil Corporation (NYSE:UTL) announced that its shareholders approved an increase in the authorized shares of common stock at a Special Meeting of Shareholders, held today at the corporate office in Hampton, New Hampshire. Shareholders approved an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of common stock, no par value (“Common Stock”), from 8,000,000 shares to 16,000,000 shares in the aggregate.

“We appreciate the vote of confidence by our shareholders in our pending acquisition of Northern Utilities and Granite State Gas Transmission,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “This approval puts us one step closer to realizing the many benefits of the acquisition for our customers and shareholders.”

Of the 8,000,000 additional shares of newly authorized Common Stock, the Company expects to issue and sell up to 4,000,000 shares in a public offering to partially finance the acquisition of Northern Utilities, Inc. (“Northern”) and Granite State Gas Transmission, Inc. (“Granite”).

In his presentation at the meeting, Mr. Schoenberger reviewed the Company’s progress towards completion of Unitil’s $160 million acquisition of Northern and Granite. Regulatory approvals are expected on or about October 1, and the target closing date is mid-November.

To view Mr. Schoenberger’s presentation or for more information about Unitil please visit the Company’s website, www.unitil.com.

About Unitil

Unitil Corporation (“Unitil”) is a public utility holding company with subsidiaries providing electric distribution service in New Hampshire, electric and gas distribution service in Massachusetts and energy brokering services throughout the northeast. Its utility subsidiaries, Unitil Energy Systems, Inc. and Fitchburg Gas and Electric Light Company, currently serve 115,000 customers in 37 communities in the capital and seacoast regions of New Hampshire and in north central Massachusetts. Usource L.L.C., a unit of Unitil’s non-regulated subsidiary Unitil Resources, Inc., provides energy brokering services to more than 400 large energy users throughout the northeast. Unitil’s other subsidiaries include Unitil Power Corp., Unitil Realty Corp. and Unitil Service Corp.

On February 15, 2008, Unitil entered into a Stock Purchase Agreement with NiSource, Inc. (“NiSource”) and Bay State Gas Company, a wholly owned utility subsidiary of NiSource, to acquire all of the outstanding stock of Northern and Granite for $160 million plus a net working capital adjustment. Northern’s principal business is the retail distribution of natural gas to approximately 53,000 customers located in 44 coastal New Hampshire and southern Maine communities. Granite is a natural gas transmission company, principally engaged in the business of providing natural gas transportation services to Northern for its access to natural gas pipeline supplies. Unitil expects this transaction to close in the fourth quarter of 2008.

Forward-Looking Statements:

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.